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                                                                    Exhibit 99.1

                     [LETTERHEAD OF INFOCURE APPEARS HERE]

     InfoCure Corporation Acquires Orthodontic Practice Management Company

     ATLANTA, Dec. 31 /PRNewswire/ -- InfoCure Corporation (Amex: INC) announced today that its wholly owned subsidiary, Orthodontic Practice Management System, Inc. (OPMS), has acquired the orthodontic business unit of HALIS, Inc. in a cash transaction. The financial terms of the transaction were not disclosed. OPMS is headquartered in Atlanta, Georgia and is one of the leading providers of practice management systems to orthodontic practices with its flagship product, OPMS for Windows(TM).

     Jim Price, Executive Vice President of InfoCure, stated that, "With approximately 1,000 practices nationwide, this acquisition expands InfoCure's orthodontic presence to more than 1,300 practices."

     InfoCure Corporation develops, markets and supports practice management software products and related services for healthcare practices of varying size and specialty, including multi-provider Management Service Organizations (MSOs), Independent Physician Alliances (IPAs) and solo practitioners. InfoCure has an installed customer base of approximately 21,000 healthcare providers which practice at over 7,500 client sites in all 50 states.